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                                                                     EXHIBIT 5.5

                [Letterhead of Morris, Nichols, Arsht & Tunnell]

                                 August 18, 2003

News Corporation Finance Trust II
c/o News America Incorporated
1211 Avenue of the Americas
New York, New York  10036

                  Re:      News Corporation Finance Trust II
                           ---------------------------------

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to News Corporation Finance Trust II, a Delaware statutory trust (the "Trust"), and News America Incorporated, a Delaware corporation ("News America"), in connection with certain matters of Delaware law relating to the Registration Statement (and the prospectus forming a part thereof) on Form F-3/S-3 filed with the Securities and Exchange Commission (the "Commission") by, among others, News America and the Trust on July 3, 2003 (the "Registration Statement") relating to the registration with the Commission of the Exchangeable Preferred Securities of the Trust. The Exchangeable Preferred Securities have been issued pursuant to (i) the Purchase Agreement dated as of March 18, 2003 among the Initial Purchasers (as defined therein), the Trust, News America and the Guarantors (as defined therein) and (ii) the Amended and Restated Declaration of Trust of the Trust dated as of March 21, 2003 (the "Governing Instrument"). Capitalized terms used herein and not otherwise herein defined are used as defined in the Governing Instrument.

                  In rendering this opinion, we have examined and relied upon copies of the following documents in the forms provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on March 18, 2003 (the "Trust Certificate"); the Declaration of Trust of the Trust dated as of March 18, 2003 (the "Original Governing Instrument"); the Governing Instrument; the Purchase Agreement; the Trust's Offering Memorandum dated March 18, 2003, as supplemented by the Offering Memorandum Supplement dated March 20, 2003 (as amended, the "Offering Memorandum"); and the Registration Statement. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as drafts or copies or forms of documents to be executed and the legal capacity of natural persons to


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News Corporation Finance Trust II
August 18, 2003
Page 2

complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization;
(ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents (including, without limitation, the due authorization, execution and delivery of the Governing Instrument and the Purchase Agreement by the parties thereto prior to the first issuance of the Exchangeable Preferred Securities); (iii) that the required consideration for the Exchangeable Preferred Securities has been paid in accordance with the terms and conditions of the Governing Instrument, the Purchase Agreement and the Offering Memorandum and that the Exchangeable Preferred Securities have otherwise been issued and sold to, and held or transferred by, the Exchangeable Preferred Securities Holders (and any subsequent transferee), and all transfers have been made, in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, the Purchase Agreement and the Offering Memorandum; (iv) that none of the Exchangeable Preferred Securities has been called for redemption, redeemed, converted, exchanged or canceled (except in connection with a permitted transfer) and all of the Exchangeable Preferred Securities remain outstanding; (v) that no event has occurred subsequent to the filing of the Trust Certificate and the issuance of all Exchangeable Preferred Securities that would cause a dissolution or liquidation of the Trust under the Original Governing Instrument or the Governing Instrument, as applicable; (vi) that the activities of the Trust have been and will be conducted in accordance with the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. ss.ss. 3801 et seq.; and (vii) that
                                     ---- --             -- ----
the documents examined by us express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed there are no other documents contrary to or inconsistent with the opinion expressed herein. No opinion is expressed with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. We express no opinion as to, and assume no responsibility for, the Registration Statement or any other offering materials relating to the Exchangeable Preferred Securities. As to any fact material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

                  Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Exchangeable Preferred Securities constitute validly issued and, subject to the terms of the Governing Instrument, fully paid and non-assessable beneficial interests in the assets of the Trust.

                  We hereby consent to the filing of this opinion as an exhibit to a pre-effective amendment to the Registration Statement and to the use of our name and reference to our opinion under the heading "LEGAL MATTERS" in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is

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News Corporation Finance Trust II
August 18, 2003
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required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on our review of the above-referenced documents and the application of Delaware law as the same exist as of the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

                                Very truly yours,


                                /s/ MORRIS, NICHOLS, ARSHT & TUNNELL
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                                MORRIS, NICHOLS, ARSHT & TUNNELL